SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report: (Date of earliest event reported) September 22, 2005


                           NETWORK INSTALLATION CORP.
             (Exact name of registrant as specified in its charter)


           Nevada                   000-25499                88-0390360
----------------------------      ------------           -------------------
(State or other jurisdiction      (Commission               (IRS Employer
      of incorporation)           File Number)           Identification No.)


                        5625 Arville St., Suite E
                            Las Vegas, Nevada             89118
     ----------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                 (702) 889-8777
         ---------------------------------------------------------------
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17
     CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Information to be Included in the Report

Item 5.01   Change in Control of Registrant

     The Registrant's principal stockholder, James Michael Kelley ("Kelley"), entered into a Loan Agreement with Nottingham Mayport, LLC, an Arizona limited liability company ("lender") on September 22, 2005 (the "loan agreement"). To secure his obligations under the loan agreement, Kelley pledged, among other personal assets, an aggregate of approximately 14 million shares of the Registrant's common stock (the "pledged shares"). The pledged shares represent approximately 47% of the economic and voting interests in the Registrant. The loan agreement contains customary default provisions. If an event of a default would have occurred under the loan agreement and the lender were to foreclose on those shares, the lender could have been deemed the beneficial owner of shares of the Registrant's common stock held by Kelley which could have resulted in a change of control event.

     Effective June 22, 2006, Kelley and the lender executed an amendment to the loan agreement and the related security agreements. The Registrant has been advised that, under the terms of the amended loan agreement, the lender has released its lien on the pledged shares, and the pledged shares no longer constitute collateral securing Kelley's obligations under the amended loan agreement. As a result of the amendment, the risk of a change of control event has terminated.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      NETWORK INSTALLATION CORP.


                                      JEFFREY R. HULTMAN
                                      Jeffrey R. Hultman
                                      President & Chief Executive Officer

June 23, 2006